Exhibit 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(2)
(Form Type)

Hexcel Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.900% senior notes due 2031	457(r)(1)	$400,000,000	99.909%	$399,636,000	0.00013810	$55,189.73
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$399,636,000		$55,189.73
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$55,189.73

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Hexcel Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3ASR (Registration No. 333-278173), filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2024. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated April 27, 2026, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act for the related offering.